EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30612, 333-39068, 333-103198, 333-119764, 333-119772, 333-120303 and 333-120304) and on Form S-3 (No. 333-132445) of Blockbuster Inc. of our report dated January 31, 2007, relating to the financial statements of Movielink, LLC, filed with this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

October 23, 2007